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                                                                   EXHIBIT 23.12

May 14, 1998

Board of Directors

Culligan Water Technologies, Inc.

One Culligan Parkway

Northbrook, IL 60062-6209



Re: Registration Statement of United States Filter Corporation Relating to Common Stock, par value $0.01 per share, of United States Filter Corporation being registered in connection with the Agreement and Plan of Merger dated as of February 9, 1998 by and among United States Filter Corporation, Palm Water Acquisition Corp., a wholly owned subsidiary of United States Filter Corporation and Culligan Water Technologies, Inc.

Gentlemen:

Reference is made to our opinion letter dated February 9, 1998 with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.01 per share, of Culligan Water Technologies, Inc. (the "Company") of the Exchange Ratio (as defined in such opinion letter) pursuant to the Agreement and Plan of Merger dated as of February 9, 1998 by and among United States Filter Corporation ("USF"), Palm Water Acquisition Corp., a wholly owned subsidiary of USF, and the Company.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the references to our Firm and the opinion of our Firm under the captions "SUMMARY -- The Merger and the Merger Agreement-- Culligan's Reasons for the Merger; Unanimous Recommendation of the Culligan Board of Directors," "-- The Merger and the Merger Agreement -- Opinions of Culligan Financial Advisors," "THE MERGER -- Background of the Merger," "-- Unanimous Recommendation of the Culligan Board of Directors; Culligan's Reasons for the Merger" and " -- Opinions of Culligan Financial Advisors" and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,


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(GOLDMAN, SACHS & CO.)